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                                                                EXHIBIT NO. 99.1

                          TRUSTEE'S DISTRIBUTION REPORT

To the Holders of:

CABCO Series 2004-101 Trust (Goldman Sachs Capital I) (the "Trust") Floating Rate Callable Certificates, CUSIP: 12679N 203 (the "Certificates").

U.S. Bank Trust National Association, as trustee (the "Trustee") for the Trust hereby gives notice with respect to the distribution occurring on February 15, 2007 (the "Distribution Date") as follows:

     1. The aggregate amount of the distribution payable to the certificate holders on the Distribution Date allocable to principal and premium, if any, and interest expressed as a dollar amount, is as set forth below:

Principal      Interest     Premium   Total Distribution
---------   -------------   -------   ------------------
  $0.00     $2,385,770.83    $0.00       $2,385,770.83

     2.   The applicable interest rate: 6.22375% per annum.

     3. The amount of aggregate interest due and not paid on the Certificates as of the Distribution Date is $0.00.

     4. The aggregate stated principal amount of 6.345% Goldman Sachs Capital I Capital Securities due February 15, 2034 (the "Underlying Securities") as of such Distribution Date was $150,000,000.00. The interest rate applicable to the Underlying Securities for the immediately following Underlying Securities interest accrual period is 6.345% per annum.

     5. The amount received by the Trustee in respect of the Underlying Securities during the immediately preceding Underlying Securities interest accrual period was $0.00.

     6. The amount received by the Trustee from the Swap Counterparty was $2,385,770.83 and the amount paid by the Trustee to the Swap Counterparty was $0.00.

     7. The aggregate certificate principal balance of the Certificates was $150,000,000.00 at the close of business on the business day immediately preceding the Distribution Date.

     8. The current ratings of the Underlying Securities are not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a

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          division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.

     9.   No fees have been paid to the Trustee from the assets of the Trust.

                                        U.S. BANK TRUST NATIONAL ASSOCIATION, as
                                        Trustee of CABCO Series 2004-101 Trust
                                        (Goldman Sachs Capital I)


                                        By: /s/ David J. Kolibachuk
                                            ------------------------------------
                                        Name: David J. Kolibachuk
                                        Title: Vice President